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                                                                   EXHIBIT 10.11

                       [Color Kinetics Incorporated Logo]

September 14, 2001

Mr. William J. Sims
20 Brook Avenue
Montvale, NJ  07645

Dear Bill:

         Color Kinetics Incorporated (the "Company") is pleased to confirm its offer to employ you as President/ Chief Operating Officer and member of the Board of Directors reporting to George Mueller, Chairman / CEO. All of the current direct reports to George Mueller (with the exception of Ihor Lys) will report to you directly. In addition, you will have full responsibility for the operations of the Company. This letter agreement, together with that certain Nondisclosure, Noncompetition and Developments Agreement described below, shall constitute the entire agreement between you and the Company with respect to the terms and conditions of your employment, and shall supersede any and all prior agreements and understandings, whether oral or in writing, with respect to the subject matter of this agreement.

         Your effective date of hire as a regular, full-time employee will be determined upon acceptance of this offer of employment.

         Your salary will be paid at an initial rate of $25,000.00 monthly. You will be paid in accordance with the Company's normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis. In addition, you will be eligible for an annual bonus of $200,000.00 (will be prorated for 2001 based on start date.) This bonus will be determined based upon your individual performance and the Company's performance against its year 2001 operating objectives.

         The Company will grant you a stock option under the Company's 1998 Stock Option Plan to purchase 400,000 shares of the Company's Common Stock (which represents approximately 2% of the fully diluted outstanding shares) subject to the Board of Directors' approval, at $2.50 per share, which is the estimated fair market value as of the date of this offer. Notwithstanding the foregoing, upon a Change-in-Control of the Company prior to the Vesting Start Date this Option shall become exercisable for 50% of the Total Number of Option Shares, provided that the Holder is an employee of the Company at the time of the Change-in-Control; thereafter, the Option shall become exercisable for an additional 6.25% of the Total Number of Shares at the end of every three month period following the Vesting Start Date. In the event of a Change-in-Control of the Company on or after the Vesting Start Date, the vesting of Option Shares hereunder shall accelerate by twelve months, provided that the Holder is an employee of the Company at the time of the Change-in-Control. For purposes of this Option, a Change-in-Control shall be deemed to occur if (1) the Company engages in a merger or consolidation under circumstances in which the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger of consolidation shares representing at least 50% of the voting power of the Company or the surviving or resulting corporation, as the case may be;

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(ii) the Company sells or otherwise disposes of all or
substantially all of its assets; or (iii) the Company engages in any other transaction equivalent to a sale of the Company, as determined by the Board of Directors. Further details regarding your stock options will be outlined in the Color Kinetics Inc. Incentive Stock Option Agreement.

         The company will pay your temporary living expenses for six (6) months. Upon your employment, the company will identify cost effective and suitable temporary accommodations. In addition, the company will pay the cost of up to three-economy flights home per month during this six-month period. After this six-month period, it is your responsibility to secure an alternative living arrangements at your own expense.

         You will be eligible to receive a severance payment equal to twelve
(12) months salary in accordance with the enclosed severance agreement.

         As a regular, full-time employee you are eligible to participate in the employee benefit plans which the Company offers to its employees. In addition, pending your ability to provide evidence of insurability, the company will provide you with an enhanced life insurance benefit in the amount of $500,000. These plans may, from time to time, be amended or terminated with or without prior notice.

         The Company requires you to verify that the performance of your position at Color Kinetics does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Color Kinetics). Please provide us with a copy of any such agreements. You will also be required to sign a Noncompetition, Nondisclosure and Developments Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you.

         Moreover, please provide us, for purposes of completing the I-9 form, either a U.S. Passport or a picture ID issued by the state or federal government (such as a driver's license) and a U.S. Social Security Card.

         The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Color Kinetics will be "at-will," meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an "at-will" relationship is in the best interests of both the Company and its employees.

         Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope by September 17, 2001.

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         We look forward to you joining the Company and are pleased that you will be working with us.

                                             Very truly yours,

                                             /s/ George Mueller
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                                             George Mueller
                                             Chairman / Chief Executive Officer

AGREED AND ACCEPTED

/s/ William J. Sims    9/17/01
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William J. Sims         Date

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